Exhibit 99.1

PRESS RELEASE

For release:	February 25, 2013

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity plc Reports Fourth Quarter 2012 Financial Results.

Dublin, Ireland (February 25, 2013) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the year ended December 31, 2012 of $34.8 million or $1.30 per share. As of December 31st, book value per share was $32.15, an increase of 10.6% compared to book value per share of $29.06 at December 31, 2011.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Twelve Months Ended December 31,			As of December 31,
	2012	2011		2012	2011 (2)
			Book Value per share	$32.15	$29.06
Gross Premiums Written	$244.1	$307.9	Shareholders’ equity	$806.6	$839.1
Net Premiums Written	$219.5	$280.6	Cash and invested assets	$1,534.0	$1,647.7

Net income (loss) (1)(2)	$34.8	$(38.3)
Net income (loss) per share (1)(2)	$1.30	$(1.27)

Operating income (loss) (1)(2)	$29.3	$(53.1)
Operating income (loss) per share (1)(2)	$1.10	$(1.76)

(1)	Results include the impact of an out-of-period adjustment which reduced net income and operating income by $1.6 million, or $0.06 per diluted share.
(2)	Retrospective adoption of new accounting guidance limiting acquisition costs that can be deferred decreased shareholders’ equity by $2.6 million or $0.09 per share.

Cynthia Y. Valko, Chief Executive Officer, stated, “During 2012, in our domestic primary insurance business, we continued executing upon our long-term strategy focused on serving small business entrepreneurs as well as further contracting in lines where we were not providing a differentiated product. Also during 2012, we further expanded our international business that is focused on providing catastrophe reinsurance.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Teleconference and Webcast for Interested Parties

Cynthia Valko, Chief Executive Officer of Global Indemnity plc, and Thomas McGeehan, Chief Financial Officer of Global Indemnity plc, will conduct a teleconference for interested parties on February 26, 2013 at 8:30a.m. Eastern Time to discuss the fourth quarter 2012 results.

The Company will release its earnings after the close of business on February 25, 2013.

To participate in the teleconference, please telephone (800) 230-1074 (U.S. and Canada) or (612) 288-0337 (International) and you will be greeted by an operator. Please reference Global Indemnity plc Earnings Release Call or the host Cynthia Valko.

The teleconference is being webcast by AT&T and can be accessed at the company’s website at www.globalindemnity.ie. Please access the site at least 15 minutes prior to the teleconference to register, click on the Webcast link, enter Conference ID number 283460 and click GO. Please download and install any necessary software.

The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on February 26, 2013 until 11:59 p.m. March 26, 2013. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 283460.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Twelve Months Ended December 31, 2012 and 2011

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Twelve Months Ended December 31,
	2012 (1)	2011
Loss Ratio:
Current Accident Year
Excluding Catastrophes	53.7	75.8
Catastrophes	10.4	16.6

Current Accident Year	64.1	92.4
Changes to Prior Accident Year	0.2	1.1

Loss Ratio – Calendar Year	64.3	93.5
Expense Ratio	39.9	40.8

Combined Ratio	104.2	134.3

(1)

Net premiums earned includes $6.0 million related to reinsurance treaties written in 2009 and 2010 that became due as a result of additional losses incurred on these treaties. The impact of these premiums are included in the “Changes to Prior Accident Year” ratios.

For the twelve months ended December 31st, the calendar year loss ratio improved by 29.2 points to 64.3 in 2012 from 93.5 in 2011.

•	Excluding catastrophes, the current accident year loss ratio improved by 22.1 points to 53.7 in 2012 from 75.8 in 2011.

•

Excluding catastrophes, the property loss ratio improved by 6.7 points from 43.7 in the fourth quarter of 2011 to 37.0 in the fourth quarter of 2012. Including catastrophes, the property loss ratio improved by 25.9 points to 55.8 in 2012 from 81.7 in 2011. Results for 2012 included $12 million related to Super Storm Sandy while 2011 included Hurricane Irene and Tropical Storm Lee.

•

The casualty loss ratio improved by 26.4 points to 74.3 in 2012 from 100.7 in 2011. The improvement is mainly attributable to actions taken to increase profitability that were implemented in the latter half of 2011.

•

Current year results include a 0.2 point increase in the loss ratio related to prior accident years. This increase was mainly related to the Reinsurance Operations and resulted primarily from unfavorable emergence in workers compensation and marine lines partially offset by favorable emergence in property lines.

For the twelve months ended December 31st, the expense ratio decreased from 40.8 in 2011 to 39.9 in 2012.

•	The expense ratio decreased primarily due to changes in the mix of business in the Reinsurance Operations.

•	Corporate expenses decreased $4.3 million mainly due to a decrease in outside legal and other professional fees.

Global Indemnity plc’s Three Months Ended December 31, 2012 and 2011 Gross and Net Premiums Written Results by Business Unit

(Dollars in thousands)	Three Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2012	2011	2012	2011
Insurance Operations	$50,380	$47,046	$45,342	$40,984
Reinsurance Operations	11,334	5,137	11,334	5,137

Total	$61,714	$52,183	$56,676	$46,121

Insurance Operations: For the three months ended December 31, 2012, gross premiums written increased 7.1%, and net premiums written increased 10.6%, compared to the same period in 2011. This was primarily driven by increases in the Company’s small business, commercial auto and property brokerage classes.

Reinsurance Operations: For the three months ended December 30, 2012, gross and net premiums written increased 120.6% compared to the same period in 2011. This increase is primarily due to a $6.0 million premium adjustment that became due as a result of adverse loss development on two workers compensation treaties that were written in 2009 and 2010.

Global Indemnity plc’s Twelve Months Ended December 31, 2012 and 2011 Gross and Net Premiums Written Results by Business Unit

(Dollars in thousands)	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2012	2011	2012	2011
Insurance Operations	$201,790	$229,148	$177,832	$202,317
Reinsurance Operations	42,263	78,755	41,715	78,253

Total	$244,053	$307,903	$219,547	$280,570

Insurance Operations: For the twelve months ended December 31, 2012, gross premiums written decreased 11.9%, and net premiums written decreased 12.1%, compared to the same period in 2011. In the second half of 2011 the Company began exiting certain unprofitable classes of business which contributed to the decrease. This was partially offset by increases in the Company’s small business, property brokerage and commercial auto classes.

Reinsurance Operations: For the twelve months ended December 31, 2012, gross premiums written decreased 46.3%, and net premiums written decreased 46.7%, compared to the same period in 2011. The decrease was primarily due to the cancellation of several unprofitable treaties during 2012.

# # #

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	(Unaudited) 2012 (1)	2011	(Unaudited) 2012 (1)	2011

Gross premiums written	$61,714	$52,183	$244,053	$307,903

Net premiums written	$56,676	$46,121	$219,547	$280,570

Net premiums earned	$61,204	$66,740	$238,862	$297,854
Net investment income	10,292	11,888	47,557	53,112
Net realized investment gains (losses)	(158)	(198)	6,755	21,473
Other income (loss)	133	42	(158)	12,581

Total revenues	71,471	78,472	293,016	385,020

Net losses and loss adjustment expenses	40,054	72,355	153,628	278,684
Acquisition costs and other underwriting expenses	25,253	28,681	95,403	121,491
Corporate and other operating expenses	2,828	3,104	9,691	13,973
Interest expense	1,180	1,456	5,393	6,476

Income (loss) before income taxes	2,156	(27,124)	28,901	(35,604)
Income tax expense (benefit)	(2,222)	(3,614)	(5,856)	2,787

Net income (loss) before equity in net income of partnership	4,378	(23,510)	34,757	(38,391)
Equity in net income of partnership, net of tax	—	—	—	53

Net income (loss)	$4,378	$(23,510)	$34,757	$(38,338)

Weighted average shares outstanding – basic	25,113	29,995	26,723	30,246

Weighted average shares outstanding – diluted	25,141	29,995	26,749	30,246

Net income (loss) per share – basic	$0.17	$(0.78)	$1.30	$(1.27)

Net income (loss) per share – diluted	$0.17	$(0.78)	$1.30	$(1.27)

Combined ratio analysis: (2)
Loss ratio	65.4	108.4	64.3	93.5
Expense ratio	41.3	43.0	39.9	40.8

Combined ratio	106.7	151.4	104.2	134.3

(1)	Results for the quarter and year to date 2012 include the impact of an out-of-period adjustment which reduced net income by $1.6 million, or $0.06 per diluted share.
(2)

The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) December 31, 2012	December 31, 2011 (1)
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2012 – $1,187,094 and 2011 – $1,258,533)	$1,229,322	$1,296,885
Equity securities:
Available for sale, at fair value (cost: 2012 – $167,179 and 2011 – $155,390)	197,075	168,361
Other invested assets:
Available for sale securities, at fair value (cost: 2012 – $3,049 and 2011 – $4,150)	3,132	6,617

Total investments	1,429,529	1,471,863

Cash and cash equivalents	104,460	175,860
Premiums receivable, net	45,162	47,844
Reinsurance receivables	241,827	287,986
Deferred federal income taxes	10,824	14,642
Deferred acquisition costs	18,265	21,564
Intangible assets	18,343	18,704
Goodwill	4,820	4,820
Prepaid reinsurance premiums	5,945	6,555
Receivable for securities sold	—	1,484
Federal income taxes receivable	6,844	2,223
Other assets	17,684	19,371

Total assets	$1,903,703	$2,072,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$879,114	$971,377
Unearned premiums	94,114	114,041
Ceded balances payable	4,201	8,887
Contingent commissions	9,911	7,473
Payable for securities purchased	2,634	—
Notes and debentures payable	84,929	103,000
Other liabilities	22,182	29,075

Total liabilities	1,097,085	1,233,853

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,087,939 and 21,429,683 respectively; A ordinary shares outstanding: 13,030,938 and 16,810,678, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	512,304	621,917
Accumulated other comprehensive income, net of taxes	53,350	40,174
Retained earnings	342,171	307,413
A ordinary shares in treasury, at cost: 3,057,001 and 4,619,005 shares, respectively	(101,210)	(130,444)

Total shareholders’ equity	806,618	839,063

Total liabilities and shareholders’ equity	$1,903,703	$2,072,916

(1)	Retrospective adoption of new accounting guidance limiting acquisition costs that can be deferred decreased deferred acquisition costs by $4.0 million and shareholders’ equity by $2.6 million.

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) December 31, 2012	December 31, 2011

Fixed Maturities	$1,229.3	$1,296.9
Cash and cash equivalents	104.5	175.8

Total bonds and cash and cash equivalents	1,333.8	1,472.7
Equities and other invested assets	200.2	175.0

Total cash and invested assets, gross	1,534.0	1,647.7
Receivable / (payable) for securities	(2.6)	1.5

Total cash and invested assets, net	$1,531.4	$1,649.2

(Unaudited) Twelve Months Ended December 31, 2012 (a)

Net investment income (b)	$47.5

Net realized investment gains	6.8
Net unrealized investment gain	18.4

Net realized and unrealized investment returns	25.2

Total investment return	$72.7

Average total cash and invested assets (c)	$1,590.3

Total investment return %	4.6%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Includes $4.8 million of partnership distributions.
(c)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012 (1)	2011	2012 (1)	2011

Operating income (loss)	$4,453	$(22,761)	$29,309	$(53,149)
Adjustments:
Net realized investment gains (losses), net of tax	(75)	(749)	5,448	14,811

Total after-tax adjustments	(75)	(749)	5,448	14,811

Net income (loss)	$4,378	$(23,510)	$34,757	$(38,338)

Weighted average shares outstanding – basic	25,113	29,995	26,723	30,246

Weighted average shares outstanding – diluted	25,141	29,995	26,749	30,246

Operating income (loss) per share – basic	$0.18	$(0.76)	$1.10	$(1.76)

Operating income (loss) per share – diluted	$0.18	$(0.76)	$1.10	$(1.76)

(1)	Results for the quarter and year to date 2012 include the impact of an out-of-period adjustment which reduced net income and operating income by $1.6 million, or $0.06 per diluted share.

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.